EXHIBIT 4.1

6.60% Fixed to Floating Rate Long Term Subordinated Notes (LoTSSM)

due 2067

THIRD SUPPLEMENTAL INDENTURE

Dated as of May 3, 2007

between

EVEREST REINSURANCE HOLDINGS, INC.

and

THE BANK OF NEW YORK

as Trustee

Supplemental to Junior Subordinated Indenture

Dated as of November 14, 2002

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THIRD SUPPLEMENTAL INDENTURE, dated as of May 3, 2007 (the “Third Supplemental Indenture”), between Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Corporation”), having its principal office at 477 Martinsville Road, P.O. Box 830, Liberty Corner, NJ 07938, and THE BANK OF NEW YORK, a New York banking corporation (successor to JPMorgan Chase Bank), as trustee (hereinafter called the “Trustee”).

RECITALS OF THE CORPORATION

The Corporation and the Trustee entered into an Indenture, dated as of November 14, 2002 (as it may from time to time be supplemented or amended, the “Indenture”). Section 9.1 of the Indenture provides that the Corporation and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Section 2.1 or 3.1 thereof.

Pursuant to Sections 2.1 and 3.1 of the Indenture, the Corporation desires to provide for the establishment of a series of Securities under the Indenture, and the form and terms thereof, as hereinafter set forth.

The Corporation has requested that the Trustee execute and deliver this Third Supplemental Indenture. The Corporation has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 1.2, 3.3 and 9.3 of the Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Third Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Third Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE: For and in consideration of the premises and the purchase of the LoTSSM (as herein defined) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the LoTSSM, as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in the Indenture (as defined herein) have the same meaning when used in this Third Supplemental Indenture unless otherwise defined herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Third Supplemental Indenture.

(d) Any reference herein to “interest” shall include any Additional Interest.

In addition, the following terms used in this Third Supplemental Indenture have the following respective meanings:

“Applicable Spread” means 0.50% in the case of a Tax Event or a Rating Agency Event and 0.25% in all other cases.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the Trustee is closed or (iv) on or after May 15, 2017, a day that is not a London Banking Day.

“Calculation Agent” means, with respect to the LoTSSM, The Bank of New York, or any other firm appointed by the Corporation, acting as calculation agent in respect of the LoTSSM.

“Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Corporation shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing coupon, dividend rate or dilution considerations.

“Corporation” means the Person named as the “Corporation” in the first paragraph of this instrument until a successor corporation, partnership or trust shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Corporation” shall mean such successor corporation, partnership or trust.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Corporation elects to defer interest pursuant to Section 2.05 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Corporation has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the LoTSSM.

“Final Maturity Date” has the meaning specified in Section 2.02(b).

“Fixed Rate Interest Period” means the period beginning on and including May 3, 2007 and ending on but excluding May 15, 2017.

“Floating Rate Interest Period” means the period beginning on and including May 15, 2017 and ending on but excluding the next Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.

“Third Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto.

“Indenture” has the meaning specified in the Recitals.

“Interest Payment Dates” shall have the meaning specified in Section 2.04.

“Interest Period” means a Semi-Annual Interest Period or a Floating Rate Interest Period, as the case may be.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Floating Rate Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“LoTSSM” has the meaning specified in Section 2.01.

“Make-Whole Redemption Price” means the present value of a principal payment on May 15, 2017 and scheduled payments of interest that would have accrued from the Redemption Date to May 15, 2017 on the LoTSSM being redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as determined and provided to the Corporation by the Treasury Dealer) plus the Applicable Spread, plus accrued and unpaid interest to the Redemption Date, determined by the Treasury Dealer.

“Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.02, the occurrence or existence of any of the following events or sets of circumstances:

(i) Trading in securities generally, or shares of the Corporation’s or the Parent’s securities specifically, on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market on which the Qualifying Capital Securities are then listed or traded is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or market by the Commission, by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction and such suspension, disruption, or the establishment of such minimum price, has a material adverse effect on trading in, and the issuance and sale of, Qualifying Capital Securities;

(ii) The Corporation would be required to obtain the consent or approval of the Parent’s shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Capital Securities pursuant to Section 2.02 and such consent or approval has not yet been obtained notwithstanding the Corporation’s commercially reasonable efforts to obtain such consent or approval;

(iii) A banking moratorium occurs or shall have been declared by the federal or state authorities of the United States such that market trading in the Qualifying Capital Securities is disrupted or has ceased;

(iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the Qualifying Capital Securities is disrupted or has ceased;

(v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the Qualifying Capital Securities is disrupted or has ceased;

(vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including, without limitation, as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that trading in Qualifying Capital Securities shall have been materially disrupted or has ceased;

(vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying Capital Securities would, in the reasonable judgment of the Corporation, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Corporation, is not otherwise required by law and would have a material adverse effect on the business of the Corporation or the Parent or (y) the disclosure relates to a previously undisclosed, proposed or pending material business transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period; or

(viii) The Corporation reasonably believes that the offering document for such offer and sale of Qualifying Capital Securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in clause (vii) above), and the Corporation determines that it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this clause (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) shall not exceed an aggregate of 180 days in any 360-day period.

“Parent” means Everest Re Group, Ltd., a Bermuda corporation.

“Parity Securities” means debt securities or guarantees of the Corporation that rank upon liquidation, dissolution or winding-up of the Corporation on a parity with the LoTSSM.

“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Preferred Stock” has the meaning specified in the Replacement Capital Covenant.

“Quarterly Interest Payment Date” shall have the meaning specified in Section 2.04.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Corporation (in this definition, a “rating agency”) to its equity credit criteria for securities such as the LoTSSM, as such criteria was in effect on April 26, 2007 (in this definition, the “current criteria”), which change results in (x) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the LoTSSM, or (y) a lower equity credit being given to the LoTSSM as of the date of such change than the equity credit that would have been assigned to the LoTSSM as of the date of such change by such rating agency pursuant to its current criteria.

“Regular Record Date” means (i) with respect to a Semi-Annual Interest Payment Date, the May 1 or November 1, as the case may be (whether or not a Business Day), next preceding the relevant Interest Payment Date, and (ii) with respect any Quarterly Interest Payment Date, the February 1, May 1, August 1 or November 1 as the case may be (whether or not a Business Day), next preceding the relevant Interest Payment Date.

“Repayment Date” means the Scheduled Maturity Date and each Quarterly Interest Payment Date thereafter until the Corporation shall have repaid or redeemed all of the LoTSSM.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of May 3, 2007, by the Corporation, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.02(a)(vii).

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“Scheduled Maturity Date” has the meaning specified in Section 2.02(a)(i).

“Securities Registrar” means, with respect to the LoTSSM, The Bank of New York, or any other firm appointed by the Corporation, acting as securities registrar for the LoTSSM.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York, in its capacity as Securities Registrar under the Indenture, is located at 101 Barclay Street, New York, New York 10286.

“Semi-Annual Interest Payment Date” shall have the meaning specified in Section 2.04.

“Semi-Annual Interest Period” means the period beginning on and including May 3, 2007 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date until May 15, 2017.

“Tax Event” means the receipt by the Corporation of an opinion of counsel experienced in such matters to the effect that, as a result of any: (i) amendment to, clarification of, or change (including any prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after April 26, 2007, (ii) proposed change in those laws or regulations that is announced after April 26, 2007, (iii) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after May 3, 2007, or (iv) threatened challenge asserted in connection with an audit of the Corporation or any of its Subsidiaries, or a threatened challenge asserted in writing against any tax payer that has raised capital through the issuance of securities that are substantially similar to the LoTSSM that occurs on or after May 3, 2007, there is more than an insubstantial risk that interest payable by the Corporation on the LoTSSM is not, or within 90 days of the date of such opinion will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes.

“Trading Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Three-Month LIBOR” means, with respect to any Floating Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Corporation), at approximately 11:00 a.m., New York City time, on the first day of that Floating Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Floating Rate Interest Period will be the same as Three-Month LIBOR as determined for the previous Floating Rate Interest Period or, in the case of the Floating Rate Interest Period beginning on May 15, 2017, 5.215%. The establishment of Three-Month LIBOR for each Floating Rate Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Treasury Dealer” means Citigroup Global Markets Inc. (or its successor) or, if Citigroup Global Markets Inc. (or its successor) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Corporation for these purposes.

“Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled “Treasury Bonds, Notes, and Bills,” as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then “Treasury Price” will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means, with respect to a Redemption Date, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated by the Treasury Dealer in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the LoTSSM being redeemed in a tender offer based on a spread to United States Treasury yields.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE LoTSSM

Section 2.01. Designation, Principal Amount and Authorized Denominations. (a) Designation. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities of the Corporation designated as the 6.60% Fixed to Floating Rate Long Term Subordinated Notes (LoTSSM) due 2067 (the “LoTSSM”), the principal amount of which to be issued shall be in accordance with Section 2.01(b) and as set forth in any Corporation Order for the authentication and delivery of LoTSSM pursuant to the Indenture, and the form and terms of which shall be as set forth hereinafter.

(b) Principal Amount. LoTSSM in an initial aggregate principal amount of $400,000,000 shall, upon execution of this Third Supplemental Indenture, be executed by the Corporation and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said LoTSSM in accordance with a Corporation Order. Additional LoTSSM may be issued pursuant to this Third Supplemental Indenture on the same terms and conditions as the LoTSSM issued under this Third Supplemental Indenture in all respects, except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional LoTSSM, and with the same CUSIP number as the LoTSSM theretofore issued under this Third Supplemental Indenture so long as such additional LoTSSM are fungible for U.S. tax purposes with the LoTSSM issued as of the date of this Third Supplemental Indenture. Any additional LoTSSM issued under this Third Supplemental Indenture will rank equally and ratably in right of payment with the LoTSSM issued on the date of this Third Supplemental Indenture and together will be treated as a single series of LoTSSM for all purposes under the Indenture and this Third Supplemental Indenture.

(c) Authorized Denominations. The denominations in which LoTSSM shall be issuable is $1,000 principal amount and integral multiples thereof.

Section 2.02. Repayment.

(a) Scheduled Maturity Date.

(i) The principal amount of, and all accrued and unpaid interest on, the LoTSSM shall be payable in full on May 15, 2037 or, if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided, however, that in the event the Corporation has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with the Scheduled Maturity Date, (x) the principal amount of LoTSSM payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of LoTSSM shall be repaid on the Scheduled Maturity Date pursuant to Article V, and (z) subject to clause (ii) of this Section 2.02(a), the remaining LoTSSM shall remain Outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Article IV, become due and payable pursuant to Section 5.2 of the Indenture or on the Final Maturity Date. The entire principal amount of the LoTSSM Outstanding will be due and payable on the Scheduled Maturity Date in the event the Corporation does not deliver an Officers’ Certificate to the Trustee on or before the 10th Business Day immediately preceding the Scheduled Maturity Date. All accrued and unpaid interest, including deferred interest and Additional Interest on the principal amount of any Outstanding LoTSSM shall be due and payable on the date the Corporation repays such principal amount of the Outstanding LoTSSM.

(ii) In the event the Corporation has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with any Quarterly Interest Payment Date, the principal amount of the LoTSSM repayable on such Quarterly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and shall be repaid on such Quarterly Interest Payment Date pursuant to Article V, and the remaining principal amount of the LoTSSM shall remain Outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date (subject to the next succeeding sentence) or such earlier date on which such principal amount of the LoTSSM is redeemed pursuant to Article IV, become due and payable pursuant to Section 5.2 of the Indenture or on the Final Maturity Date. The entire principal amount of the LoTSSM Outstanding will be due and payable on any Quarterly Interest Payment Date in the event the Corporation does not deliver an Officers’ Certificate to the Trustee on or before the 10th Business Day immediately preceding such Interest Payment Date. All accrued and unpaid interest, including deferred interest and Additional Interest on the principal amount of any Outstanding LoTSSM shall be due and payable on the date the Corporation repays such principal amount of the Outstanding LoTSSM.

(iii) The obligation of the Corporation to repay the LoTSSM pursuant to this Section 2.02(a) on any date prior to the Final Maturity Date shall be subject to its obligations under Article XIV of the Indenture to the holders of Senior Indebtedness.

(iv) Until the LoTSSM are paid in full:

(A) the Corporation shall use Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on a date determined by the Corporation not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date to permit repayment of the LoTSSM in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.02(a); and

(B) if the Corporation is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the LoTSSM on the Scheduled Maturity Date (as required by clause (A) immediately above) or any subsequent Quarterly Interest Payment Date, the Corporation shall use Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient proceeds from the issuance of Qualifying Capital Securities during a 90-day period ending on a date determined by the Corporation not more than 15 and not less than 10 Business Days prior to the following Quarterly Interest Payment Date to permit repayment of the LoTSSM in full on such following Quarterly Interest Payment Date pursuant to clause (i)(z) of this Section 2.02(a); and

(C) the Corporation shall repay a principal amount of the LoTSsm equal to the net proceeds from the issuance of Qualifying Capital Securities as provided in clause (vi) of this Section 2.02(a) and shall not be entitled or obligated to repay any LoTSSM on the Scheduled Maturity Date or any Quarterly Interest Payment Date except to the extent of such net proceeds. If such net proceeds are not in an integral multiple of $1,000, such repayment shall be in a principal amount equal to the next lower such integral multiple. If the Corporation fails to deliver to the Trustee the Officers’ Certificate referred to in clause (i) or (ii) of this Section 2.02 by the times provided for herein, the entire Outstanding principal amount of the LoTSSM shall become due and payable on the Repayment Date notwithstanding the amount of such net proceeds the Corporation has actually received and the Trustee shall have no duty to investigate the amount of such proceeds the Corporation has actually received.

(v) The Corporation shall, if the principal amount to be repaid exceeds the net proceeds it has received from the issuance of Qualifying Capital Securities pursuant to clause (iv) of this Section 2.02(a) in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which Officers’ Certificate shall be forwarded by the Trustee to each Holder of LoTSSM) on the date determined by the Corporation pursuant to clause (iv)(A) or (B) of this Section 2.02(a) stating the amount of net proceeds, if any, it received pursuant to clause (iv) above in connection with such Repayment Date. The Corporation shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) of this Section 2.02(a) if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 90-day period preceding the date of such Officers’ Certificate; and (B) either (a) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the Market Disruption Event continued for only part of the period but the Corporation was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the LoTSSM in full. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of LoTSSM is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 5.01 setting forth the principal amount of the LoTSSM to be repaid on such Repayment Date, if any, which amount shall be determined after giving effect to clause (vi) of this Section 2.02(a).

(vi) If the Corporation is obligated to sell Qualifying Capital Securities and make payments on any outstanding Parity Securities in addition to the LoTSSM, then on any date and for any period such payments will be made on those other Outstanding securities having the same scheduled maturity date as the LoTSSM, pro rata in accordance with their respective outstanding principal amounts and no such payment shall be made on any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the LoTSSM has been paid in full. If the amount of net proceeds that the Corporation raises from the sale of Qualifying Capital Securities during the relevant 180-day or 90-day period is less than $5 million, the Corporation will not be required to repay any LoTSSM on the Scheduled Maturity Date or the next Quarterly Interest Payment Date, as applicable. On the next Interest Payment Date as of which the amount of net proceeds that the Corporation has raised during the 180-day period preceding the date determined by the Corporation pursuant to clause (iv)(A) or (B) of this Section 2.02(a) (or, if shorter, the period since the Corporation last repaid any principal amount of LoTSSM) is at least $5 million, the Corporation will be required to repay a principal amount of the LoTSSM equal to the entire net proceeds from the sale of Qualifying Capital Securities during such 180-day or shorter period.

(vii) The Corporation shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Corporation may include for purposes of determining whether or to what extent the Corporation may repay, redeem or purchase the LoTSSM, except with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding LoTSSM. Except as aforesaid, the Corporation may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of any Holders of the LoTSSM.

(b) Final Maturity Date. The principal of, and all accrued and unpaid interest on, all Outstanding LoTSSM shall be due and payable on May 1, 2067 or, if such date is not a Business Day, the following Business Day (the “Final Maturity Date”), regardless of the amount of Qualifying Capital Securities the Corporation may have issued and sold by that time.

Section 2.03. Form. The LoTSSM shall be substantially in the form of Exhibit A attached hereto and shall be issued in fully registered form without interest coupons. Principal of and interest on the LoTSSM will be payable, the transfer of such LoTSSM will be registrable and such LoTSSM will be exchangeable for LoTSSM bearing identical terms and provisions, and notices and demands to or upon the Corporation in respect of the LoTSSM and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Corporation appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Corporation by check mailed to the Holders at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holders specified in writing by the Holders not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar. The LoTSSM may be presented for registration of transfer or exchange at the Securities Registrar Office. The LoTSSM are initially solely issuable as Global Securities. Registered LoTSSM shall be physically transferred to all beneficial owners in definitive form in exchange for their beneficial interests in a Global Security if the Depositary with respect to such Global Securities notifies the Corporation that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, as the case may be, and a successor Depositary is not appointed by the Corporation within 90 days of such notice.

In addition, beneficial interests in the Global Securities may be exchanged for definitive certificated LoTSSM upon request by or on behalf of the Depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such LoTSSM. If the Corporation determines at any time that the LoTSSM shall no longer be represented by a Global Security, the Corporation shall inform the Depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the Global Security. If such participants then elect to withdraw their beneficial interests, the Corporation shall issue certificates in definitive form in exchange for such beneficial interests in the Global Security. Any Global Security, or portion thereof, that is exchangeable pursuant to this Section 2.03 shall be exchangeable for LoTSSM certificates, as the case may be, registered in the names directed by the Depositary.

Section 2.04. Rate of Interest; Interest Payment Date.

(a) Interest during the Fixed Rate Interest Period. The LoTSSM shall bear interest from and including May 3, 2007 to but excluding May 15, 2017 or any earlier Redemption Date of the LoTSSM, at the rate of 6.60% per annum, payable as set forth in clause (b) below computed on the basis of a 360-day year comprised of twelve 30-day months. Subject to the other provisions hereof, interest on the LoTSSM during the Fixed Rate Interest Period shall be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2007 and ending on May 15, 2017 (each such date, a “Semi-Annual Interest Payment Date”). If a scheduled Semi-Annual Interest Payment Date is not a Business Day, the interest payment due on that date shall be postponed to the next succeeding day that is a Business Day, and no interest will accrue as a result of that postponement

(b) Interest during the Floating Rate Interest Period. Commencing on May 15, 2017, the LoTSSM shall accrue interest at an annual rate of Three-Month LIBOR plus 2.385% (the “Floating Rate”). The amount of Floating Rate interest payable on the LoTSSM for any Floating Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the period. Subject to the other provisions hereof, interest on the LoTSSM during the Floating Rate Interest Period shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2017 (each such date, a “Quarterly Interest Payment Date” and, together with Semi-Annual Interest Payment Dates, each, an “Interest Payment Date”). If a scheduled Quarterly Interest Payment Date is not a Business Day, such Quarterly Interest Payment Date shall be postponed to the next succeeding day that is a Business Day; provided that if such Business Day is in the next succeeding calendar month, such Quarterly Interest Payment Date shall be the immediately preceding Business Day.

(c) Amounts scheduled for payment but not paid upon any Interest Payment Date, including amounts not required to be paid due to deferral under the terms of this Third Supplemental Indenture, shall bear Additional Interest, compounded on each Interest Payment Date until paid, from the originally scheduled payment date therefor at the rate then borne by the LoTSSM. Interest will accrue from and including the last date in respect of which interest has been paid or duly provided for to but excluding the Interest Payment Date on which the interest is actually paid, except as otherwise provided above with respect to extensions to the next Business Day.

(d) Interest will be payable to the Persons in whose name the LoTSSM are registered at the close of business on the Regular Record Date for the related Interest Payment Date, except that interest payable at Maturity shall be paid to the Person to whom principal is paid.

Section 2.05. Interest Deferral. Solely for purposes of the LoTSSM, the first sentence of the first paragraph and the entire second and third paragraphs of Section 3.12 of the Indenture shall be deleted and replaced by the following:

(a) Option to Defer Interest Payments.

(i) So long as no Event of Default with respect to the LoTSSM has occurred and is continuing, the Corporation shall have the right at one or more times to defer the payment of interest on the LoTSSM for one or more consecutive Interest Periods that do not exceed 10 years, provided that no Deferral Period shall extend beyond the Final Maturity Date, the earlier accelerated maturity date of the LoTSSM or other repayment or redemption in full of the LoTSSM. If the Corporation has paid all deferred interest (including Additional Interest) on the LoTSSM, the

Corporation shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.05.

(ii) At the end of any Deferral Period, the Corporation shall pay all deferred interest on the LoTSSM to the Persons in whose names the LoTSSM are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period, except as otherwise provided in Section 2.04(d).

(iii) The Company may elect to make partial payments of interest on any Interest Payment Date during any Deferral Period.

(b) Notice of Deferral. The Corporation shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the LoTSSM at least one Business Day and not more than 60 Business Days prior to the next Interest Payment Date. Notice of the Corporation’s election of a Deferral Period shall be given to the Trustee and each Holder of LoTSSM at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Section 2.06. Events of Default. (a) (i) Solely for purposes of the LoTSSM, clauses (1) through (3) of Section 5.1 of the Indenture shall be deleted and replaced by the following:

(1)

default in the payment of interest, including Additional Interest, in full on any LoTSSM for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;

(2)

default in the payment of principal on the LoTSSM when due, upon redemption, upon a declaration of acceleration, or otherwise, subject to the limitations set forth in Section 2.02 of the Third Supplemental Indenture to the Indenture;

(3)	[reserved];

(ii) Solely for purposes of the LoTSSM, the first paragraph of Section 5.2 of the Indenture (beginning with the word “If” and ending with the word “payable.”) shall be deleted and replaced by the following:

If an Event of Default specified in clauses (1) or (2) of this Section 5.1, as amended by Section 2.06 of the Third Supplemental Indenture, with respect to the LoTSSM occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding LoTSSM may declare the principal amount of all of the Outstanding LoTSSM and interest accrued thereon, if any, to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by the Holders), and upon any such declaration such amount shall become immediately due and payable.

If an Event of Default specified in clauses (4) or (5) of Section 5.1, as amended by Section 2.06 of the Third Supplemental Indenture, with respect to the LoTSSM occurs and is continuing, then the principal amount of all of the Outstanding LoTSSM and interest accrued thereon, if any, shall automatically become due and payable immediately, without any declaration or other action on the part of the Trustee or any Holder.

(b) Solely for purposes of the LoTSSM, clauses (1) and (2) of the first paragraph of Section 5.3 of the Indenture shall be deleted and replaced by the following:

(1)

default is made in the payment of interest, including Additional Interest, in full on any LoTSSM for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period, or

(2)

default is made in the payment of principal on the LoTSSM when due, upon redemption, upon a declaration of acceleration, or otherwise, subject to the limitations set forth in Section 2.02 of the Third Supplemental Indenture to the Indenture,

(c) The Trustee shall provide to the Holders of the LoTSSM such notices as it shall from time to time provide with respect to the LoTSSM under Section 6.2 of the Indenture.

(d) Notwithstanding anything to the contrary in the Indenture or this Third Supplemental Indenture, the Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the Holders of the LoTSSM with respect to any default, the breach of which would not constitute an Event of Default with respect to the LoTSSM unless and except to the extent directed in writing to do so by the Holders of a majority in principal amount of the Outstanding LoTSSM in accordance with and subject to the conditions set forth in Sections 5.12 and 6.3(e) of the Indenture. In connection with any such exercise of remedies, the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default. The Trustee may conclusively assume that Sections 2.05 of this Third Supplemental Indenture have been complied with unless the Corporation or the Holders of 25% in aggregate principal amount of the LoTSSM have given the Trustee written notice to the contrary.

(e) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the Holders of the LoTSSM under the Indenture, no breach by the Corporation of any covenant or obligation under the Indenture with respect to the LoTSSM or the terms of the LoTSSM or the terms of this Third Supplemental Indenture, including the Corporation’s obligations under clause (iv) of Section 2.02(a) or Section 2.05, shall be an Event of Default with respect to the LoTSSM, other than those specified in this Section 2.06; and except as provided herein and in the Indenture with respect to the occurrence and during the continuance of an Event of Default with respect to the LoTSSM, and as provided in Section 2.06(c), the Trustee shall be under no duty or obligation to exercise any remedies or otherwise take any action in respect of any other default that may occur under or in respect of this Third Supplemental Indenture or the Indenture.

(f) The Corporation shall not enter into any supplemental indenture with the Trustee to add any additional event of default with respect to the LoTSSM to the definition of Event of Default without the consent of the Holders of at least a majority in aggregate principal amount of Outstanding LoTSSM.

Section 2.07. Securities Registrar; Paying Agent; Delegation of Trustee Duties.

(a) The Corporation appoints The Bank of New York, as Securities Registrar and Paying Agent with respect to the LoTSSM.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default, negligence or misconduct of, any such designee.

Section 2.08. No Sinking Fund. The LoTSSM shall not be subject to any sinking fund or analogous provisions.

Section 2.09. Defeasance. Pursuant to Section 13.1 of the Indenture, the Corporation designates that the defeasance provided for under Sections 13.2 and 13.3 of the Indenture shall apply to the LoTSSM.

ARTICLE III

COVENANTS

Section 3.01. Dividend and Other Payment Stoppages. Solely for purposes of the LoTSSM, the second and third sentences of the first paragraph of Section 3.12 of the Indenture shall not apply. So long as any LoTSSM remain Outstanding, if an Event of Default with respect to the LoTSSM shall have occurred and then be continuing or if the Corporation has given notice of its election to defer interest payments on the LoTSSM but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to:

(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Corporation;

(b) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or any of the Corporation’s debt securities that rank upon the Corporation’s liquidation, dissolution or winding up junior to the LoTSSM; or

(c) make any guarantee payments regarding any guarantee issued by the Corporation of securities of any Subsidiaries if the guarantee ranks upon the Corporation’s liquidation, dissolution or winding up junior to the LoTSSM;

provided, however, that the restrictions in clauses (a), (b) and (c) above do not apply to:

(i) any purchase, redemption or other acquisition of shares of its capital stock by the Corporation in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (B) a dividend reinvestment or shareholder purchase plan, (C) the satisfaction of the Corporation’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, or (D) the issuance of the Corporation’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction the definitive agreement for which is entered into prior to the applicable Deferral Period;

(ii) any dividend or distribution by any Subsidiary to the Corporation or any of its other Subsidiaries;

(iii) any exchange, redemption or conversion of any class or series of the Corporation’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock;

(iv) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

(v) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

(vi) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

(vii) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities and the LoTSSM and any payments of deferred interest on Parity Securities that, if not made, would cause the Corporation to breach the terms of the instrument governing such Parity Securities; or

(viii) any payment of principal in respect of Parity Securities having the same scheduled maturity date as the LoTSSM, as required under a provision of such other Parity Securities that is substantially the same as the provisions in Section 2.02, and that is made on a pro rata basis among one or more series of Parity Securities (including the LoTSSM) having such a provision and the LoTSSM.

ARTICLE IV

REDEMPTION OF THE LOTSSM

Section 4.01. Redemption. The LoTSSM shall be redeemable in accordance with Article XI of the Indenture, except to the extent otherwise provided in this Third Supplemental Indenture:

(a) in whole or in part, at the Corporation’s option, at any time on or after May 15, 2017, including on or after the Scheduled Maturity Date, at the applicable Redemption Price; or

(b) in whole but not in part, at the Corporation’s option, at any time prior to May 15, 2017, at the applicable Redemption Price;

provided that no partial redemption pursuant to Section 4.01(a) shall be effected (x) unless at least $25 million aggregate principal amount of the LoTSSM, excluding any LoTSSM held by the Corporation or any of its affiliates, remains Outstanding after giving effect to such redemption and (y) if the principal amount of the LoTSSM has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding LoTSSM for all interest periods terminating on or before the Redemption Date.

Section 4.02. Redemption Price. The Redemption Price for any redemption pursuant to Section 4.01(a) or (b) will be equal to (1) in the case of any redemption on or after May 15, 2017, 100% of the principal amount of the LoTSSM being redeemed plus accrued and unpaid interest to the Redemption Date or (2) in the case of any redemption prior to May 15, 2017, the greater of (i) 100% of the principal amount of the LoTSSM being redeemed, plus accrued and unpaid interest to the Redemption Date and (ii) the Make-Whole Redemption Price.

The Corporation shall give the Trustee notice of any Redemption Price for a redemption under Section 4.01(b) promptly after the calculation thereof and the Trustee shall not be responsible for any such calculation.

ARTICLE V

REPAYMENT OF LOTSSM

Section 5.01. Repayments. The Corporation shall notify the Trustee of the principal amount of LoTSSM to be repaid on any Repayment Date pursuant to Section 2.02(a) on the date determined by the Corporation pursuant to clause (iv)(A) or (B) of Section 2.02(a).

Section 5.02. Selection of the LoTSSM to be Repaid. If less than all the LoTSSM are to be repaid on any Repayment Date (unless the LoTSSM are issued in the form of a Global Security), the particular LoTSSM to be repaid shall be selected not more than 15 Business Days prior to such Repayment Date by the Trustee, from the Outstanding LoTSSM not previously repaid or called for redemption or repayment, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for repayment of a portion of the principal amount of any LoTSSM, provided that the portion of the principal amount of any LoTSSM not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).

The Trustee shall promptly notify the Corporation in writing of the LoTSSM selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of LoTSSM shall relate, in the case of any LoTSSM repaid or to be repaid only in part, to the portion of the principal amount of such LoTSSM which has been or is to be repaid.

Section 5.03. Notice of Repayment. Notice of repayment shall be in substantially the form accompanying the Officers’ Certificate delivered to the Trustee under Section 2.02(a)(i) or (ii), as applicable, and shall be given by first-class mail, postage prepaid, mailed not earlier than the 15th Business Day, and not later than the 10th Business Day, prior to the Repayment Date, to each Holder of LoTSSM to be repaid, at the address of such Holder as it appears in the Security Register.

Each notice of repayment shall identify the LoTSSM to be repaid (including the LoTSSM’s CUSIP number, if a CUSIP number has been assigned to the LoTSSM) and shall state:

(a) the Repayment Date;

(b) if less than all Outstanding LoTSSM are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular LoTSSM to be repaid;

(c) that on the Repayment Date, the principal amount of the LoTSSM to be repaid will become due and payable upon each such LoTSSM or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(d) the place or places where such LoTSSM are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Corporation, or upon Corporation Request given to the Trustee in sufficient time in the opinion of the Trustee to permit the Trustee to give such notice on a timely basis, by the Trustee in the name and at the expense of the Corporation and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice. In any case, a failure to give such notice by mail or any defect in the notice to any Holder of any LoTSSM designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other LoTSSM.

Section 5.04. Deposit of Repayment Amount. On or prior to 11:00 a.m., New York City time, on the Repayment Date specified in the notice of repayment given as provided in Section 5.03, the Corporation will deposit with the Trustee or with one or more Paying Agents (or if the Corporation is acting as its own Paying Agent, the Corporation will segregate and hold in trust as provided in Section 10.3 of the Indenture) an amount of money, in immediately available funds, sufficient to pay the principal amount of, and any accrued interest on, all the LoTSSM which are to be repaid on that date.

Section 5.05. Repayment of LoTSSM. If any notice of repayment has been given as provided in Section 5.03, the LoTSSM or portion of the LoTSSM with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such LoTSSM at a Place of Payment in said notice specified, the said LoTSSM or the specified portions thereof shall be paid by the Corporation at their principal amount, together with accrued interest to but excluding the Repayment Date; provided that installments of interest whose Stated Maturity is prior to the Repayment Date will be payable to the Holders of such LoTSSM, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 10.1 of the Indenture and Section 2.04(d). Upon presentation of any LoTSSM repaid in part only, the Corporation shall execute and the Trustee shall authenticate and make available for delivery to the Holders thereof, at the expense of the Corporation, a new LoTSSM, of authorized denominations, in aggregate principal amount equal to the portion of the LoTSSM not repaid and so presented and having the same Scheduled Maturity Date and other terms. If a Global Security is so surrendered, such new LoTSSM will also be a new Global Security.

If any LoTSSM required to be repaid shall not be so repaid upon surrender thereof, the principal of such LoTSSM shall, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefor in the LoTSSM.

ARTICLE VI

SUPPLEMENTAL INDENTURES

Section 6.01. Supplemental Indentures Without Consent of Holders. Solely for purposes of the LoTSSM, clause (5) of Section 9.1 of the Indenture shall not apply.

ARTICLE VII

SUBORDINATION

Section 7.01. The subordination provisions of Article XIV of the Indenture will apply to the LoTSSM, except that for the purposes of the LoTSSM (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), “Senior Indebtedness” shall mean the principal of, premium, if any, and unpaid interest on the following, whether outstanding at the date hereof or thereafter incurred or created:

(i) all obligations of the Corporation (other than obligations pursuant to the Indenture and the Securities of any series) for money borrowed;

(ii) all obligations of the Corporation evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by the Corporation to any trust or a trustee of such trust, or to a partnership or other Affiliate that acts as a financing vehicle for the Corporation, in connection with the issuance of securities by such vehicles;

(iii) all obligations of the Corporation under leases required or permitted to be capitalized under generally accepted accounting principles applicable to the Corporation;

(iv) all reimbursement obligations of the Corporation with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Corporation;

(v) all obligations of the Corporation issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Corporation or any Subsidiary has agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(vi) all payment obligations of the Corporation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Corporation;

(vii) all obligations of the types referred to in clauses (i) through (vi) above of another Person and all dividends of another Person the payment of which, in either case, the Corporation has assumed or guaranteed or for which the Corporation is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

(viii) all obligations of the types referred to in clauses (i) through (vii) of another Person secured by any lien on any of the properties or assets of the Corporation (whether or not such obligation is assumed by the Corporation), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured;

(ix) all compensation, reimbursement and indemnification obligations of the Corporation to the Trustee pursuant to this Indenture; and

(x) all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the foregoing types of indebtedness.

Notwithstanding the foregoing, for the purposes of the LoTSSM (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), “Senior Indebtedness” will exclude the following:

(1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business;

(2) any obligation which by its terms expressly provides that it is not superior in right of payment to the Securities of any series; and

(3) any indebtedness of the Corporation owed to a Subsidiary.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Effectiveness. This Third Supplemental Indenture will become effective upon its execution and delivery.

Section 8.02. Effect of Recitals. The recitals contained herein and in the LoTSSM, except the Trustee’s certificates of authentication, shall be taken as the statements of the Corporation, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the LoTSSM. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Corporation of the LoTSSM or the proceeds thereof.

Section 8.03. Ratification of Indenture. The Indenture as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.04. Tax Treatment. The Corporation agrees, and by acceptance of a LoTSSM or a beneficial interest in a LoTSSM each Holder of a LoTSSM and any person acquiring a beneficial interest in a LoTSSM agrees, to treat the LoTSSM as indebtedness for United States federal income tax purposes.

Section 8.05. Governing Law. This Third Supplemental Indenture, the Indenture as supplemented hereby and the LoTSSM shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

Section 8.06. Severability. In case any provision in this Third Supplemental Indenture, the Indenture as supplemented hereby or in the LoTSSM shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

EVEREST REINSURANCE HOLDINGS, INC.

By:	/S/ CRAIG E. EISENACHER

	Name:	Craig E. Eisenacher
	Title:	Executive Vice President and Chief Financial Officer

Attest:	/S/ SANJOY MUKHERJEE
	Name:	Sanjoy Mukherjee
	Title:	Senior Vice President, General Counsel and Corporate Secretary

THE BANK OF NEW YORK, as Trustee

By:	/S/ JAMES HEANEY

	Name:	James Heaney
	Title:	Vice President

EXHIBIT A

[FACE OF LOTSSM]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (55 WATER STREET, NEW YORK) TO EVEREST REINSURANCE HOLDINGS, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

EVEREST REINSURANCE HOLDINGS, INC.

6.60% Fixed to Floating Rate Long Term Subordinated Note (LOTSSM) due 2067

No. Issue Date:	CUSIP: 299808AE5 Principal Amount: $

EVEREST REINSURANCE HOLDINGS, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Corporation”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [CEDE & CO]*, or registered assigns, the principal sum of Dollars ($        ), [as such principal sum may be reduced from time to time as set forth on Schedule I hereto]*, and all accrued and unpaid interest thereon on May 15, 2037, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Third Supplemental Indenture (as hereinafter defined). If that amount is not paid in full on the

*	Insert in Global Securities only.

1

Scheduled Maturity Date or any subsequent Interest Payment Date, the remaining amount, together with accrued and unpaid interest thereon, will be due and payable on the Final Maturity Date. The Final Maturity Date will be May 1, 2067, or if such day is not a Business Day, the following Business Day. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to those terms in the Indenture (as hereinafter defined).

The Corporation further promises to pay interest on said Outstanding principal sum from and including May 3, 2007, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein and in the Third Supplemental Indenture) in arrears on May 15 and November 15 of each year, commencing on November 15, 2007, at the rate of 6.60% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) to but excluding May 15, 2017 or an earlier Redemption Date of this Security, and thereafter to pay interest on said Outstanding principal sum quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2017 (each such date and, together with the May 15 and November 15 of each year in the case of semi-annual payments, an “Interest Payment Date”), at a floating annual rate equal to Three-Month LIBOR plus 2.385% (computed on the basis of a 360-day year and the actual number of days elapsed), until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.05 of the Third Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect for this Security from time to time, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. In the event that any Semi-Annual Interest Payment Date on which interest is payable on this Security is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day with the same force and effect as if made on the date the payment was originally payable, and no interest will accrue as a result of that postponement. In the event that any Quarterly Interest Payment Date on which interest is payable on this Security is not a Business Day, then such Quarterly Interest Payment Date shall be postponed to the next succeeding day that is a Business Day, provided that if such Business Day is in the next succeeding calendar month, such Quarterly Interest Payment Date shall be the immediately preceding Business Day. Interest will accrue to but excluding the date that interest is actually paid. A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the Trustee, is closed for business or (iv) on or after May 15, 2017, a day that is not a London Banking Day. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date next preceding the relevant Interest Payment Date, which, with respect to a Semi-Annual Interest Payment Date, shall be May 1 or November 1, as the case may be, immediately preceding such Semi-Annual Interest Payment Date and, with respect to a

Quarterly Interest Payment Date, February 1, May 1, August 1 or November 1, as the case may be, preceding such Quarterly Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

So long as no Event of Default with respect to the Securities of this series has occurred and is continuing, the Corporation shall have the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive interest payment periods (each a “Deferral Period”) that do not exceed 10 years, during which Deferral Periods the Corporation shall have the right, subject to Section 2.05 of the Third Supplemental Indenture, to make partial payments of interest on any Interest Payment Date, and at the end of which the Corporation shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided, however, that no Deferral Period shall extend beyond the Final Maturity Date, or the earlier accelerated maturity date of this Security or other repayment or redemption in full of this Security. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Corporation may elect to begin a new Deferral Period, subject to the above requirements. Deferred interest on this Security will bear interest at the then applicable interest rate, compounded on each Interest Payment Date, subject to applicable law. No interest shall be due and payable during a Deferral Period except at the end thereof.

So long as any Securities of this series remain Outstanding, if an Event of Default with respect to the LoTSSM shall have occurred and then be continuing or if the Corporation has given notice of its election to defer interest payments on the Securities of this series but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Corporation’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any Parity Securities or any debt securities of the Corporation that rank upon the Corporation’s liquidation, dissolution or winding-up junior to this Security or (iii) make any guarantee payments regarding any guarantee issued by the Corporation of the securities of any Subsidiary if the guarantee ranks upon the Corporation’s liquidation, dissolution or winding-up junior to this Security (other than (a) any purchase, redemption or other acquisition of shares of the Corporation’s capital stock by the Corporation in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or shareholder purchase plan, (3) the satisfaction of the Corporation’s obligations pursuant to any contract the definitive agreement for which is entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, or (4) the issuance of the Corporation’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any dividend or distribution by any Subsidiary to the Corporation or any of its other Subsidiaries, (c) any exchange, redemption or conversion of any class or series of the Corporation’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (d) any purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, (e) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (g) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities and this Security and any payments of deferred interest on Parity Securities that, if not made, would cause the Corporation to breach the terms of the instrument governing such Parity Securities; or (h) any payment of principal in respect of Parity Securities having the same scheduled maturity date as this Security, as required under a provision of such other Parity Securities that is substantially the same as the provisions in Section 2.02 of the Third Supplemental Indenture, and that is made on a pro rata basis among one or more series of Parity Securities (including this Security) having such a provision and this Security).

The Corporation shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the LoTSSM at least one Business Day and not more than 60 Business Days prior to the next Interest Payment Date. Notice of the Corporation’s election of a Deferral Period shall be given to the Trustee and each Holder of the LoTSSM at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account as may be designated by the Person entitled thereto as specified in the Securities Register; provided that the Paying Agent shall have received satisfactory wire transfer instruction at least 10 days prior to the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness as defined in Section 7.01 of the Third Supplemental Indenture, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

The Corporation and, by acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree to treat this Security as indebtedness for United States federal income tax purposes.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, EVEREST REINSURANCE HOLDINGS, INC. has caused this instrument to be duly executed.

Dated:

EVEREST REINSURANCE HOLDINGS, INC.

By:
Name: Craig E. Eisenacher Title: Executive Vice President and
Chief Financial Officer

Attest:

Name: Sanjoy Mukherjee Title: Senior Vice President, General
Counsel and Corporate Secretary

Trustee’s Certificate of Authentication

This is one of the Securities of the series

designated therein referred to in the

within-mentioned Indenture.

THE BANK OF NEW YORK,

as Trustee

By:

Authorized Signatory

[REVERSE OF LOTSSM]

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of November 14, 2002 (herein called the “Base Indenture”), between the Corporation and The Bank of New York (successor to JPMorgan Chase Bank), as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture, dated as of May 3, 2007, between the Corporation and the Trustee (the “Third Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Corporation and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $400,000,000.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

To the extent that any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Securities of this series shall be redeemable at the option of the Corporation in accordance with the terms of the Indenture. In particular, the LoTSSM are redeemable:

(a) in whole or in part, at the Corporation’s option at any time on or after May 15, 2017, including on or after the Scheduled Maturity Date, at the applicable Redemption Price; or

(b) in whole but not in part at the Corporation’s option, at any time prior to May 15, 2017, at the applicable Redemption Price;

provided that no partial redemption shall be effected (x) unless at least $25 million aggregate principal amount of the Securities of this series, excluding any Securities of this series held by the Corporation or any of its affiliates, remains Outstanding after giving effect to such redemption and (y) if the principal amount of the Securities of this series has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Securities for all interest periods terminating on or before the Redemption Date.

No sinking fund is provided for the Securities of this series.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Corporation with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Corporation and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Corporation and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Outstanding Securities to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by Holders), and upon such declaration, such amount shall become immediately due and payable.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of like tenor of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:
Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE I *

SCHEDULE OF PRINCIPAL AMOUNT REDUCTIONS

Principal amount of Securities outstanding represented by this certificate as of May 3, 2007:

$400,000,000

Thereafter, the following decreases have been made:

Date of Redemption or Repurchase	Principal Amount Redeemed or Repurchased	Principal Amount Remaining	Notation Made by or on Behalf of the Trustee

*	Insert in Global Securities only.